Harvest Natural Resources Announces
2013 First Quarter Results

HOUSTON, June 5, 2013 — Harvest Natural Resources, Inc. (NYSE: HNR) today announced 2013 first quarter earnings and provided an operational update.

Harvest reported first quarter net income of approximately $36.1 million, or $0.91 per diluted share, compared to a net loss of $1.0 million, or $0.03 per diluted share, for the same period last year. The first quarter results included exploration charges of $1.9 million, or $0.05 per diluted share and unrealized gain on warrant derivative of $3.8 million, or $.10 per diluted share.

Petrodelta reported earnings during the first quarter of $187.7 million, $60.1 million net to Harvest’s 32 percent interest, under International Financial Reporting Standards (IFRS). Included in Petrodelta’s IFRS first quarter earnings is a gain on exchange rate resulting from a revaluation of assets and liabilities recorded by Petrodelta due to the Venezuela Bolivar/U.S. Dollar currency exchange rate devaluation announced by the Venezuelan government on February 8, 2013. After adjustments to Petrodelta’s IFRS earnings, primarily to conform to accounting principles generally accepted in the United States (GAAP), Harvest’s 32 percent share of Petrodelta’s earnings was $39.6 million.

Excluding the effects of the Venezuelan devaluation, exploration charges and unrealized gain on warrant derivatives, we estimate net income for the first quarter of 2013 would have been approximately $4.3 million, or $0.11 per diluted share.

Highlights for the first quarter of 2013 include:

Venezuela

•	During the first three months of 2013, Petrodelta drilled and completed two wells and sold approximately 3.36 million barrels of oil (MMBO) for a daily average of approximately 37,346 barrels of oil per day (BOPD), an increase of 13 percent over the same period in 2012;

•	Petrodelta’s current production rate is approximately 40,000 BOPD and the 2013 expected average production rate is 42,000 BOPD with capital expenditures projected at $210.0 million;

•	Effective February 9, 2013, the Venezuelan government established a new exchange rate for the Bolivar/U.S. Dollar currencies of 6.30 Bolivars per U.S. Dollar resulting in Petrodelta recording a $186.7 million gain on revaluation of its assets and liabilities;

Gabon

•	Completed drilling activities on the Tortue exploration well (DTM-1), and appraisal sidetrack (DTM-1ST1) with oil discovered in both the Gamba and Dentale pre-salt reservoirs;

•	Log evaluation and pressure data indicate an oil discovery of approximately 42 feet of pay in a 72 foot column within the Gamba Formation and 123 feet of pay in stacked reservoirs within the Dentale Formation;

•	Commenced a program of studies to determine optimum development options for the Dussafu block;

•	Engaged Tudor, Pickering, Holt & Co. to manage a competitive process to farmout all or a portion of HNR’s interest in the Dussafu block;

Indonesia

•	Approval of the transfer of operatorship to Harvest was received from SKK Migas, the Special Task Force for oil and gas upstream sector, on March 25, 2013;

•	Continued work on an exploration program targeting the Pliocene and Miocene targets.

VENEZUELA

During the three months ended March 31, 2013, Petrodelta sold approximately 3.36 MMBO for a daily average of 37,346 BOPD, an increase of 13 percent over the same period in 2012 and remaining at the same level over the previous quarter. Petrodelta also sold 0.78 billion cubic feet (BCF) of natural gas for a daily average of 8.6 million cubic feet per day (MMCFD). Petrodelta’s current production rate is approximately 40,000 BOPD.

During the first quarter of 2013, Petrodelta drilled and completed one development well in the Isleño Field and one development well in the El Salto Field. Currently, Petrodelta is operating five drilling rigs and two workover rigs and is continuing with infrastructure enhancement projects in the El Salto and Temblador Fields.

Petrodelta’s production target for the year 2013 is projected to be approximately 42,000 BOPD. The 2013 Petrodelta capital budget is expected to be approximately $210.0 million. Petrodelta expects to drill 31 oil wells and 2 water injector wells during 2013.

On February 8, 2013, the Venezuelan government published in the Official Gazette the Exchange Agreement No. 14 which establishes new exchange rates for the Bolivar/U.S. Dollar currencies that became effective February 9, 2013. The exchange rate established in the Agreement is 6.30 Bolivars per U.S. Dollar. The Exchange Agreement also announced the elimination of the Sistema de Transacciones con Títulos en Moneda Extranjera (“SITME”) effective February 8, 2013. All exchanges of Bolivars must now transact through the Central Bank. As a result of the February 8, 2013 devaluation, in the three months ended March 31, 2013, Harvest Vinccler recorded a $0.1 million gain on revaluation of its assets and liabilities, and Petrodelta recorded a $186.7 million gain on revaluation of its assets and liabilities.

In March 2013, PDVSA requested an exemption from MENPET for the Windfall Profits Tax under the provision in the April 2011 Windfall Profits Tax law. The exemption was applied to several oil development projects, including Petrodelta. The exemption is allowable under the April 2011 Windfall Profits Tax law; however, MENPET has neither publicly defined the projects qualifying for exemption, nor the guidance to be used in calculating the exemption. PDVSA issued to Petrodelta its share of the exemption credit, $55.2 million ($36.4 million net of tax) ($17.7 million net to our 32 percent interest, $11.6 million net of tax net to our 32 percent interest) based on PDVSA’s calculation and projects PDVSA deemed to qualify for the exemption. Neither Petrodelta nor Harvest have been provided with supporting documentation indicating the properties have been appropriately qualified by MENPET, the specific details for the exemption credit, such as which fields, production period or production, or the supporting calculations. Until MENPET either issues guidance on the exemption provision in the April 2011 Windfall Profits Tax law or issues payment forms including the exemption credit, or written approval from MENPET for this exemption credit is received by Petrodelta, Harvest has and will continue to exclude the exemption credit from our equity earnings in Petrodelta.

The average sale price for crude oil produced during the quarter was approximately $94.41 per barrel.

EXPLORATION AND OTHER ACTIVITIES

Dussafu Project — Gabon (Dussafu PSC)

Operational activities during the three months ended March 31, 2013 included completion of drilling activities on the Dussafu Tortue Marin-1 exploration well (DTM-1), and appraisal sidetrack (DTM-1ST1). On January 4, 2013, Harvest announced that DTM-1 had reached a vertical depth of 11,260 feet within the Dentale Formation. Log evaluation and pressure data indicate that the Company has an oil discovery of approximately 42 feet of pay in a 72 foot column within the Gamba Formation and 123 feet of pay in stacked reservoirs within the Dentale Formation. DTM-1ST1 was drilled to a total depth of 11,385 feet in the Dentale Formation, approximately 1,800 feet from DTM-1 wellbore and found 65 feet of pay in the primary Dentale reservoir.

DTM-1 and DTM-1ST1 are suspended pending future appraisal and development activities. The drilling rig was demobilized and released on February 21, 2013.

A program of subsurface and conceptual engineering studies commenced with the objective of evaluating the commerciality of Tortue and the other oil discoveries to determine the optimum development options for the Dussafu block.

In other parts of the block, activities during the first quarter of 2013 included the continuation of the Pre-Stack Depth processing and reprocessing of the new Central 3-D together with the 2005 Inboard 3-D seismic, approximately 1,300 square kilometers, which commenced in June 2012. The Pre-Stack Depth processing of the merged 3-D project is expected to be completed in July 2013.

Harvest is moving forward with the development plans for the resources discovered to date, and is also planning the acquisition of 3D seismic over the outboard portion of the Dussafu block to better define the exploration prospects that have been identified on existing 2D seismic.

Harvest has engaged Tudor, Pickering, Holt & Co. to manage a competitive process to farmout a significant portion of its interest in the Dussafu block. This process is expected to be concluded in the third quarter 2013.

Budong-Budong PSC — Indonesia

In December 2012, we signed a farm-out agreement with the operator of the Budong PSC to acquire an additional 7.1 percent participating interest and to become operator of the Budong PSC. The assignment of interest was approved by the Government of Indonesia on April 9, 2013. Approval of the transfer of operatorship was received from SKK Migas, the Special Task Force for oil and gas upstream sector, on March 25, 2013.

Operational activities during the three months ended March 31, 2013 included continued work on an exploration program targeting the Pliocene and Miocene targets encountered in the previous two wells. Land acquisition, tender prequalification and environmental studies are on-going.

Non-GAAP Financial Measures

These measures are included due to the significant nature of Petrodelta’s earnings to Harvest. In this press release, Petrodelta’s adjusted EBITDA disclosure is not presented in accordance with accounting principles generally accepted in the United States (GAAP) and Petrodelta’s financials are not intended to be used in lieu of GAAP presentations of net income or cash flows from operating activities. Adjusted EBITDA is presented because we believe it provides additional information with respect to both the performance of our fundamental business activities as well as our ability to internally fund our future capital expenditures and working capital requirements. We also believe that financial analysts commonly use adjusted EBITDA to analyze Petrodelta’s performance.

The Company defines adjusted EBITDA as net income (loss) before interest expense, investment earnings, current income taxes and certain non-cash items in the Company’s statements of operations, including depreciation, depletion and amortization, accretion of asset retirement obligations, deferred income taxes, certain employee compensation charges and gains or losses from foreign exchange. Although we present selected items that we consider in evaluating our performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, exchange rates and numerous other factors. These types of variations are not separately identified in this release, but are discussed, as applicable, in management’s discussion and analysis of operating results in our Annual Report on Form 10-K for the year ended December 31, 2012.

A reconciliation of adjusted EBITDA to net income and cash flows from operating activities for the periods presented is included in the tables attached to this release.

Conference Call

Harvest will hold a conference call at 10:00 a.m. Central Daylight Time on Wednesday, June 5, 2013, during which management will discuss Harvest’s 2013 first quarter results. The conference leader will be James A. Edmiston, President and Chief Executive Officer. To access the conference call, dial 888-455-2263 or 719-325-2463, five to ten minutes prior to the start time. At that time you will be asked to provide the conference number, which is 7050198. A recording of the conference call will also be available for replay at 719-457-0820, passcode 7050198, through September 4, 2013.

The conference call will also be transmitted over the internet through the Company’s website at www.harvestnr.com. To listen to the live webcast, enter the website fifteen minutes before the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available beginning shortly after the call and will remain on the website for approximately 90 days.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, and China and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2012 Annual Report on Form 10-K and other public filings.

Harvest may use certain terms such as resource base, contingent resources, prospective resources, probable reserves, possible reserves, non-proved reserves or other descriptions of volumes of reserves. These estimates are by their nature more speculative than estimates of proved reserves and accordingly, are subject to substantially greater risk of being actually realized by the Company.

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)
	March 31,	December 31,
	2013	2012
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$31,430	$72,627
Restricted cash	1,178	1,000
Accounts and notes receivable, net
Joint interest and other	7,174	2,955
Advances to and receivable from equity affiliate	455	656
Deferred income taxes	821	821
Prepaid expenses and other	1,242	1,460

Total current assets	42,300	79,519
OTHER ASSETS	6,885	7,613
LONG-TERM RECEIVABLE, EQUITY AFFILIATE	14,228	14,346
INVESTMENT IN EQUITY AFFILIATES	462,294	412,823
PROPERTY AND EQUIPMENT, net	103,330	82,536

TOTAL ASSETS	$629,037	$596,837

LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Accounts payable, trade and other	$8,099	$3,970
Accrued expenses	13,880	30,748
Accrued Interest	2,653	624
Other current liabilities	3,416	3,538
Income taxes payable	108	102

Total current liabilities	28,156	38,982
OTHER LONG-TERM LIABILITIES	464	1,108
WARRANT DERIVATIVE LIABILITY	1,685	5,470
LONG-TERM DEBT	75,473	74,839
COMMITMENTS AND CONTINGENCIES	—	—
EQUITY:
STOCKHOLDERS’ EQUITY:
Common stock and paid-in capital	264,896	264,104
Retained earnings	217,475	181,378
Treasury stock	(66,145)	(66,145)

Total Harvest stockholders’ equity	416,226	379,337

Noncontrolling Interest	107,033	97,101

Total Equity	523,259	476,438

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$629,037	$596,837

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts, unaudited)

	Three months Ended March 31,
	2013	2012

EXPENSES:
Depreciation and amortization	$95	$105
Exploration expense	1,898	1,935
Dry hole costs	—	5,546
General and administrative	3,662	5,842

	5,655	13,428

LOSS FROM OPERATIONS	(5,655)	(13,428)

OTHER NON-OPERATING INCOME (EXPENSE)
Investment earnings and other	46	69
Unrealized gain (loss) on warrant derivatives	3,785	432
Interest expense	(1,198)	(92)
Debt conversion expense	—	(2,422)
Other non-operating expenses	(472)	(256)
Loss on exchange rates	91	(22)

	2,252	(2,291)

LOSS FROM CONSOLIDATED COMPANIES CONTINUING
OPERATIONS
BEFORE INCOME TAXES	(3,403)	(15,719)
Income tax expense (benefit)	39	(1,220)

LOSS FROM CONSOLIDATED COMPANIES CONTINUING	(3,442)	(14,499)
OPERATIONS
Net income from unconsolidated equity affiliates	49,471	16,896

NET INCOME FROM CONTINUING OPERATIONS	46,029	2,397
DISCONTINUED OPERATIONS
Loss from discontinued operations	—	(115)

Income (loss) from discontinued operations	—	(115)

NET INCOME	46,029	2,282
Less: Net Income Attributable to Noncontrolling	9,932	3,322
Interest

NET INCOME (LOSS) ATTRIBUTABLE TO HARVEST	$36,097	$(1,040)

	Three Months Ended
	March 31, 2013		March 31, 2012

NET LOSS ATTRIBUTABLE TO HARVEST PER COMMON	Basic	Dilutive	Basic	Dilutive
SHARE:
Income(loss) from continuing operations	36,097	36,097	(925)	(925)
Discontinued operations	—		(115)	(115)

Net income (loss) attributable to Harvest	36,097	36,097	(1,040)	(1,040)
Weighted average common shares outstanding	39,444	39,444	34,884	34,884
Effect of dilutive shares	—	191	—	—

Weighted average common shares including	39,444	39,635	34,884	34,884
dilutive effect
Per Share:
Income (loss) from continuing operations	$0.92	$0.91	$(0.03)	$(0.03)
Discontinued operations	$—	$—	$—	$—

Net income (loss) attributable to Harvest	$0.92	$0.91	$(0.03)	$(0.03)

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)
	Three months Ended March 31,
	2013	2012
Cash Flows From Operating Activities:
Net income	$46,029	$2,282
Adjustments to reconcile net income to net cash used in operating activities:
Depletion, depreciation and amortization	95	105
Dry hole costs	—	5,546
Amortization of debt financing costs	357	183
Amortization of discount on debt	634	—
Foreign currency transaction loss on revaluation	—	—
Debt conversion expense	—	1,939
Net income from unconsolidated equity affiliate	(49,471)	(16,896)
Share-based compensation-related charges	680	886
Unrealized gain (loss) on warrant derivatives	(3,785)	(432)
Other current liabilities	—	—
Changes in operating assets and liabilities:
Accounts and notes receivable	—	1,602
Prepaid expenses and other	—	(533)
Other assets	370	(378)
Accounts payable	—	(4,833)
Accrued expenses	—	(2,225)
Accrued Interest	—	(902)
Other long-term liabilities	—	41
Income taxes payable	—	261

Net Cash Used In Operating Activities	(5,091)	(13,354)

Cash Flows From Investing Activities:
Additions of property and equipment	—	(11,978)
Advances to equity affiliate	—	4
Restricted cash	—	—

Net Cash Used In Investing Activities	—	(11,974)

Cash Flows From Financing Activities:
Net proceeds from issuances of common stock	112	—
Financing costs	(80)	(66)

Net Cash Provided by (Used In) Financing Activities	32	(66)

Net decrease in Cash	(5,059)	(25,394)
Cash and Cash Equivalents at Beginning of Period	72,627	58,946

Cash and Cash Equivalents at End of Period	$67,568	$33,552

PETRODELTA, S. A.
STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)

	Three months Ended March 31, 2013			Three months Ended March 31, 2012

Barrels of oil sold		3,361			2,984
MCF of gas sold		778			630
Total BOE		3,491			3,089
Total BOE — Net of 33% Royalty		2,327			2,059

Average price/barrel		$94.41			$108.75
Average price/mcf		$1.54			$1.54

	$		$/BOE - net	$		$/BOE - net

REVENUES:
Oil sales		$317,324			$324,497
Gas sales		1,201			972
Royalty		(105,533)			(107,339)

		212,992	91.53		218,130	105.94

EXPENSES:
Operating expenses		26,533	11.40		21,581	10.48
Workovers		3,064	1.32		5,908	2.87
Depletion, depreciation and		20,465	8.80		17,922	8.70
amortization
General and administrative		8,780	3.77		4,983	2.42
Windfall profits tax		66,046	28.38		84,738	41.16

		124,888	53.67		135,132	65.63

INCOME FROM OPERATIONS		88,104	37.86		82,998	40.31

Investment earnings and other		1,400	0.60		1	—
Gain on exchange rate		186,721	80.24		—	—
Windfall profits tax credit		36,371	15.63		—	—
Interest expense		(2,750)	(1.18)		(1,913)	(0.93)

Income before income tax		309,846	133.15		81,086	39.38

Current income tax expense		137,609	59.14		42,070	20.43
Deferred income tax (benefit) expense		(15,419)	(6.63)		(13,490)	(6.55)

NET INCOME		187,656	80.64		52,506	25.50
Adjustment to reconcile to reported Net Income from Unconsolidated Equity Affiliate:
Deferred income tax (benefit) expense		23,647			12,041
Reversal of windfall profits tax credit		36,371			—
Sports tax — over accrual		(1,651)			(345)

Net income equity affiliate		129,289			40,810
Equity interest in unconsolidated equity		40%			40%
affiliate

Income before amortization of excess basis		51,716			16,324
in equity affiliate
Amortization of excess basis in equity		(553)			(489)
affiliate
Conform depletion expense to GAAP		(1,692)			1,061

Net income from unconsolidated equity		$49,471			$16,896
affiliate

Non-GAAP Financial Measures:

Reconcile NET INCOME as reported under IFRS to adjusted EBITDA:
NET INCOME		$187,656	$80.64		$52,506	$25.50
Add back non-cash items:
Depletion, depreciation and		20,465	8.80		17,922	8.70
amortization
Deferred income tax benefit		(15,419)	(6.63)		(13,490)	(6.55)

CASH FROM OPERATIONS		192,702	82.81		56,938	27.65

Investment earnings and other		(1,400)	(0.60)		(1)	—
Interest expense		2,750	1.18		1,913	0.93
Current income tax expense		137,609	59.14		42,070	20.43

Adjusted EBITDA		$331,661	$142.53		$100,920	$49.01

Harvest 32% of Adjusted EBITDA		$106,132	$45.61		$32,294	$15.68